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                                                                    Exhibit 99.1


        THERMOENERGY CORPORATION'S PRESIDENT, PRINCIPAL FINANCIAL OFFICER
                           AND TREASURER PASSES AWAY


            Little Rock, AR (June 29, 2004) -- Dennis Cossey, ThermoEnergy Corporation's Chairman, today announced the death of P.L. Montesi, the Company's President, Principal Financial Officer and Treasurer, who passed away late Thursday evening, June 24, 2004, in Little Rock, Arkansas.

            Mr. Cossey said: "ThermoEnergy Corporation sadly announces that P.L. "Buddy" Montesi has lost his battle with cancer. Buddy was a driving force of ThermoEnergy and he had a very strong passion for ThermoEnergy's environmental technologies. Buddy was a tremendous asset to ThermoEnergy and he will be sorely missed. Our deepest sympathies are with Buddy's wife, Betty, and his family."

            The ThermoEnergy Board of Directors met on June 28, 2004 and elected Mr. Cossey as the Principal Financial Officer of ThermoEnergy in addition to his current roles as Chairman, Chief Executive Officer and Secretary. ThermoEnergy's Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004, stated that Mr. Montesi was contemplating retirement from ThermoEnergy by March 31, 2005. Planning for this eventuality was already underway, however as a result of Mr. Montesi's untimely death, these plans will be accelerated.

            The Board also announced that ThermoEnergy would begin a search for potential candidates to fill the vacancy of president and to fill the vacancy on the Board of Directors resulting from Mr. Montesi's death.

           Any questions or comments regarding Mr. Montesi's death should be made to Dennis C. Cossey at 501-376-6477.